Opus Bank – Cascade Bank Merger
Frequently Asked Questions and Answers

Q. Who is Opus Bank?

A. Established in 1982, Opus Bank is a state-chartered commercial bank with assets of $693.5 million, equity of $414.2 million, and one of the highest capital ratios of any bank in the Western region, as of December 31, 2010. As a community focused bank and Small Business Administration ("SBA") Preferred Lender, Opus Bank provides much needed capital funding to entrepreneurs and businesses that have the vision and ability to grow. Through its commercial and SBA loans, Opus Bank provides working capital for inventory growth, investment in new equipment, and expanded employment, which will in turn stimulate our communities' economic growth. Opus Bank is a true community bank and offers high value, relationship-based banking products and exceptional service to small and mid-sized commercial businesses, consumers, professionals, and families. Opus Bank offers a wide range of loan products, including commercial and industrial, commercial real estate, multifamily residential, and jumbo single-family residential loans. Based in Southern California, Opus Bank has plans to grow organically and through acquisitions into a strong super-regional banking franchise in the Western region.

Q. Why did Cascade choose to partner with Opus Bank?

A. In addition to the impact to shareholders, the Board considered our customers, community and employees. Opus Bank's vision of building a high quality, relationship-based community bank was consistent with Cascade's vision, and its plans to grow through a strong super regional banking franchise will enable Cascade to continue serving our customers and community with a much stronger capital base and resources, with increased lending capacity.

Q. Does this mean that Cascade Bank will change its name to Opus Bank?

A. Yes. A common brand is necessary to support the vision of building a super-regional bank delivering high quality relationship-based community banking. The timing of the name change is yet to be determined but we anticipate rolling out the new brand in the months following the close of the transaction.

Q. As a customer, what changes should I expect?

A. We will continue to offer the same products and great service we have all along. While the bank name will eventually change, these products and services will continue to be provided by our terrific employees. With additional capital we will be able to expand our lending and deliver an expanded menu of banking products and services. By expanding our footprint we will create jobs and by providing credit to deserving small businesses and individuals we will contribute to economic growth in Washington State.

Q. Can I still use my checks and ATM cards? Should I continue to make my mortgage payments to Cascade Bank?

A. Until the transaction closes, it will remain business as usual at Cascade Bank and nothing will change in the servicing of your accounts. We anticipate the transaction will close late in the second quarter of 2011, at which time we will give you very specific instructions about any changes you should expect.

Q. Will the bank be run from California? Who will be in charge?

A. Our 22 branches will serve as the platform for Opus Bank's growth in Washington State and will operate as the Washington Region of Opus Bank. Cascade CEO Carol Nelson has been offered and has agreed to serve as the Washington Region President at Opus Bank, to be effective upon the closing, and Opus Bank expects to offer other Cascade executive management team members positions with Opus Bank so as to be able to continue to provide superior service to our existing and new clients. By joining the Opus Bank brand our team will become part of a unified mission, focused on fueling job and economic growth.

Q. What will happen to the employees of Cascade Bank?

A. Employees of Cascade Bank will become employees of Opus Bank at closing. No staff reductions are anticipated.